EXHIBIT 99.1


On September 20, 2005, the Registrant issued the following news release:


              "AMERICAN OIL & GAS UPDATES DOUGLAS PROJECT ACTIVITY

           Drilling operations continue at both Fetter area wells with a new prospect scheduled to spud in the fourth quarter.

     DENVER - American Oil and Gas, Inc. (AMEX: AEZ) today announced that work is continuing on the Sims 16-26 well, the first well of an initial two well program in the Company's Fetter Field project area. Under-balanced drilling operations, utilizing a snubbing unit which is designed to facilitate drilling when pressure and flows are encountered at the surface, are continuing on the sidetracked wellbore. The primary objective is to complete this well in the lower Niobrara and Frontier formations.

     Since the last update on August 17, 2005, the well has continued to encounter significant pressures and intermittent flows of both liquid hydrocarbon condensate and natural gas. The well is connected to the natural gas sales line and natural gas has been produced and sold. Drilling operations are continuing in the upper portion of the Frontier formation.

     Pat O'Brien, CEO of American commented, "I am pleased to report that we continue to make progress, albeit slow, on the final under-balanced drilling portion of the Sims well. Many of the operational issues we now face are related to the relatively small well bore that has resulted from the revised casing program required to sidetrack the well, and the generally slow nature of drilling with a snubbing unit. We are currently in the top portion of the Frontier formation and have approximately 200 feet left to drill in order to penetrate the remaining Frontier interval. Hole conditions require us to drill the remaining footage at a low angle, rather than to drill in the originally planned high angle or horizontal fashion."

     Mr. O'Brien continued, "The Hageman 16-34 well, the second well being drilled in the Fetter field, is currently drilling ahead at approximately 7,000 feet and should benefit from both a cost and an efficiency standpoint as we apply what we have learned from the Sims well. Current plans for the Hageman well call for utilizing the snubbing unit with under-balanced drilling technology once the upper portion of the well is drilled and cased using the conventional drilling rig."

     American also announced that upon completion of the upper hole portion of the Hageman well, the conventional drilling rig (Unit No. 136) will be moved ten miles to the west to drill the Strock #1-20, SESE Section 20, T33N-R72W, Converse Co., Wyoming. This is an exploration well in the Company's Fort Fetterman prospect, adjoining its Douglas acreage, and will target the Parkman formation at a depth of 7,800 feet. The Fort Fetterman prospect covers approximately 7,600 gross acres. American will pay 37.5% of the costs to drill and complete and will own a 32.8125% working interest in this and any subsequent wells in this prospect. This well has a budgeted cost of approximately $495,000 ($186,000 net to American's interest) to drill to casing point. Current plans call for moving the Unit No. 136 drilling rig back to the Fetter area after drilling the Strock well.

     The Fetter project area consists of approximately 51,000 gross acres within American's approximate 120,000 gross acre Douglas project. Subject to revised terms of existing agreements with partners, American is paying approximately 23% of the costs on the Sims 16-26 well and owns an approximate 32% interest. On the Hageman 16-34 well, American will pay 52.5% of the costs and will own a 56.25% interest. American owns an approximate 56.25% interest in the Fetter area AMI.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website:
www.americanoilandgasinc.com.
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                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity."